Exhibit (a)(1)(F)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(Including the Associated Preferred Stock Purchase Rights)
of
CLARK, INC.
at
$16.55 NET PER SHARE
by
AUSA MERGER SUB, INC.,
a wholly owned subsidiary of
AUSA HOLDING COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 20, 2007, UNLESS THE OFFER IS EXTENDED.

December 13, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated December 13, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the third party tender offer by AUSA Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of AUSA Holding Company, a Maryland corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (collectively, the “Shares”), of Clark, Inc., a Delaware corporation (the “Company”), at a price of $16.55 per Share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer.

We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account. A tender of Shares can be made only by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, in accordance with the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer price is $16.55 per Share, net to you in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

2. The Offer is being made for all outstanding Shares of the Company (other than Shares owned by Parent).

3. The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of November 1, 2006, by and among Parent, Purchaser and the Company, as amended (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser. The Merger Agreement further provides that Purchaser will be merged with and into the Company (the “Merger”) following the completion of the Offer and promptly after satisfaction or waiver of certain conditions. The Company will continue as the surviving corporation after the Merger and will become a wholly-owned subsidiary of Parent. Certain assets of the Company that are not core to Parent’s business will be sold immediately after consummation of the Offer.

4. The Company’s Board of Directors and a special committee of independent directors of the Company’s Board of Directors have each unanimously (i) determined the Merger Agreement is advisable and approved the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, (ii) determined that it is fair and in the best interests of the Company’s unaffiliated stockholders to enter into the Merger Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in the Merger Agreement and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement.

5. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on February 20, 2007, unless the Offer is extended.

6. Tendering stockholders will not be obligated to pay any commissions or fees to any broker, dealer or other person or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of Shares to Purchaser or to its order pursuant to the Offer.

7. The Offer is conditioned upon, among other things, (1) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least (a) that number of Shares, which, together with the Shares already owned by Parent, would constitute at least a majority of the outstanding Shares (determined on a fully diluted basis), and (b) a majority of outstanding Shares beneficially owned by Disinterested Stockholders (as defined in the Offer to Purchase) and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer also is subject to certain other terms and conditions.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all your Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(Including the Associated Preferred Stock Purchase Rights)

of

CLARK, INC.

at

$16.55 NET PER SHARE

by

AUSA MERGER SUB, INC.,
a wholly owned subsidiary of
AUSA HOLDING COMPANY

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated December 13, 2006, and the related Letter of Transmittal, in connection with the offer by AUSA Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of AUSA Holding Company, a Maryland corporation, to purchase all of the outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (collectively, the “Shares”) of Clark, Inc., a Delaware corporation, at $16.55 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

SIGN BELOW

Number of Shares to	Total Number of Shares*
be Tendered:		Signature(s)

Please Print Name(s)

Address

Account Number

Area Code and Telephone Number

Taxpayer Identification Number(s) or Social Security Number(s)
* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.		Dated: , 200

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